THIS ASSET PURCHASE AGREEMENT, dated as of March 29, 2006 (the “Agreement”), is by and among SYNKRONUS, INC., a Georgia corporation, d/b/a SpeedFactory (“Seller”), and SPEEDFACTORY, INC., a Nevada corporation (“Purchaser”).

RECITALS

Seller is engaged in the business of providing internet service, connectivity solutions and related services, including the Enumerated Services (as hereinafter defined), to business and residential customers (collectively, the “Business”). For purposes of this Agreement, “Enumerated Services” shall mean business and residential DSL; ADSL; broadband; high-speed dedicated services; T-1 circuits; server colocation; 56K V.90 dial-up or dedicated, single or dual channels; ISDN dial-up or dedicated, single or dual channels; dedicated ports for business solutions; web hosting for both businesses and individuals; web design and development; network design and installation; consulting; dedicated servers; e-mail packages; in-home and in-shop computer services; and all services related to any and all of the foregoing.

Seller desires to sell, and Purchaser desires to purchase, substantially all of Seller’s assets on the terms and conditions set forth in this Agreement.

Synkronus does business under the trade name SpeedFactory.

NOW, THEREFORE, in consideration of the recitals and the respective covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1  Sale of Assets. At the Closing (as hereinafter defined), upon and subject to the terms and conditions of this Agreement, Seller shall grant, sell, convey, assign, transfer and deliver to Purchaser all of its right, title and interest in and to all of its assets, properties and rights wherever located (other than the Excluded Assets, as hereinafter defined) (collectively, the “Assets”), free and clear of all mortgages, liens (statutory or other), conditional sale agreements, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever (collectively, “Liens”) for the Purchase Price (as hereinafter defined).

1.1.1  Included Assets. The Assets shall include, among other things, all of Seller’s right, title and interest in and to the following:

(a)  all fixed assets, including machinery and equipment, supplies, computer hardware, electronic data processing equipment (and any and all other information technology equipment, connections, cables, wiring and other assets used in connection therewith), furniture, fixtures, vehicles, and all other personal property, of every kind and nature whatsoever, owned by

Seller on the Closing Date (collectively, “Personal Property”), wherever located, including the Personal Property set forth on Schedule 2.15 attached hereto;

(b)  all Accounts (as such term is defined in the Uniform Commercial Code of the State of Georgia), including commissions and fees receivable;

(c)  all prepaid expenses, advances and deposits;

(d)  all rights of Seller under contracts, agreements, leases, arrangements, commitments, understandings and obligations, written or oral (collectively, “Contracts”), including the Contracts between Seller and its subscribers and customers, together with the other Contracts listed and described on Schedule 2.14 attached hereto, and including Seller’s rights under and with respect to nondisclosure, noncompetition, and other restrictive covenant provisions thereunder;

(e)  all rights of Seller under all permits, licenses, orders, franchises, certificates, registrations and approvals (collectively, “Permits”) from all federal, state and local governmental and other regulatory bodies (collectively, “Bodies”), including the Permits set forth on Schedule 2.16 attached hereto;

(f)  all inventions, patents, trademarks, service marks, copyrights, trade dress, logos, trade names (including the trade name “SpeedFactory”), corporate names (including the corporate names “Synkronus, Inc.” and “SpeedFactory, Inc.”), trade secrets, confidential business information (including customer and supplier lists, customer data, pricing and cost information, and business and marketing plans and proposals), computer software, IP numbers, domain names, (including “speedfactory.net”, “speedfactory.com”, and “synkronus.com”) URLs, e-mail addresses, websites, other proprietary rights, all applications relating to the registration of any of the foregoing, and all other rights and interests (registered or unregistered) related to intellectual property, all copies, tangible embodiments and variants and derivatives of, or relating to, any of the foregoing, in whatever form or medium, including the exclusive right to use any trade name under which either operates the Business and any derivative thereof, all goodwill associated therewith and with the Business, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions (foreign and domestic) (collectively, “Intellectual Property”), including the Intellectual Property set forth on Schedule 2.11 attached hereto;

(g)  all purchase, marketing and sales records, customer and supplier records, lists and other documents, files, manuals and records, correspondence, production records, employment records, and any confidential information, whether or not reduced to writing, and wherever located, with respect to, or in connection with, Seller or the Business, and any and all additional information and rights of Seller with respect to current and former subscribers and customers of Seller;

(h)  all rights and choses in action, including all rights under express or implied warranties from suppliers and vendors with respect to the Business, and all rights to receive insurance proceeds;

(i)  all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals and other know-how;

(j)  all goodwill associated with the Business, including Seller's right to use its respective trade names (including the names “Synkronus” and “SpeedFactory”) and trade styles, and any and all products, variants and derivatives of any of the foregoing, together with all telephone and fax numbers;

(k)  all information, files, books, records, data, plans, and recorded knowledge related to the foregoing (collectively, “Books and Records”);

(l)  all proceeds and products of each of the foregoing; and

(m)  all other assets, tangible and intangible, of each (other than the Excluded Assets).

1.1.2  Excluded Assets. Notwithstanding the foregoing, the Assets shall not include any of the following (collectively, the “Excluded Assets”):

(a)  Seller’s rights under this Agreement;

(b)	Seller’s minute books;

(c)	Seller’s franchise to be a corporation; and

(d)	all cash and cash equivalents.

1.1.3  Third Party Consents. To the extent that Seller's rights under or with respect to any Contract, Permit and/or other Asset to be transferred or assigned to Purchaser hereunder may not be so transferred or assigned without the consent of another person or entity (“Person”) which has not been obtained, this Agreement shall not constitute an agreement to transfer or assign, as the case may be, the same if an attempted transfer or assignment, as the case may be, would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted transfer or assignment would be ineffective or would impair Purchaser's rights in and to the Contract, Permit and/or other Asset in question so that Purchaser would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the relevant Contract, Permit and/or other Asset, shall act after the Closing as Purchaser's agent in order to obtain for it the benefits thereunder, and shall cooperate, to the maximum extent permitted by law and the relevant Contract, Permit and/or other Asset, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser. The foregoing shall not be construed to limit or modify any of the conditions precedent to Purchaser's obligation to consummate the transactions contemplated hereby pursuant to the provisions of Article V hereof.

1.2  Purchase of Assets. At the Closing, upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants of Seller and the Shareholder contained herein, Purchaser shall purchase the Assets from Seller in consideration for the Purchase Price.

1.3  Purchase Price.

1.3.1  Purchase Price. The aggregate purchase price for the Assets (the “Purchase Price”) shall be One Million Five Hundred Thousand Dollars ($1,500,000).

1.3.2  Payment of Purchase Price. The Purchase Price shall be payable to Seller as follows:

(a)  One Million Two Hundred Thousand Dollars ($1,200,000) (the “Closing Payment”) will be paid at the Closing by bank or certified check or wire transfer; and

(b)  Three Hundred Thousand Dollars ($300,000) (the “Escrow Payment”) will be delivered at the Closing by Purchaser to Certilman Balin Adler & Hyman, LLP, as escrow agent (the “Escrow Agent”), to be held and disbursed pursuant to the terms of an escrow agreement among Purchaser, Seller and the Escrow Agent, in, or substantially in, the form attached hereto as Exhibit 1.3.2(b) (the “Escrow Agreement”);

1.3.3  Allocation of Purchase Price. The Purchase Price shall be allocated among Seller and among the Assets acquired hereunder in accordance with Schedule 1.3.3 hereof. It is agreed that the apportionments set forth on Schedule 1.3.3 have been arrived at by arm's length negotiation and properly reflect the respective fair market values of the Assets. Seller and Purchaser each hereby covenants and agrees that it will not take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with the terms of this Section 1.3.3 or Schedule 1.3.3. If any party receives notice that a taxing authority is challenging such allocation, the party receiving such notice shall promptly notify the other parties, and the parties shall cooperate in good faith in responding to such challenge in order to preserve the effectiveness of such allocation.

1.4  Assumption of Liabilities.

1.4.1  No Assumption of Liabilities. It is expressly understood and agreed that, except for the Assumed Obligations (as hereinafter defined), in no event shall Purchaser assume or agree to pay or incur any liability or obligation under this Agreement, including under this Section 1.4, or otherwise, in respect of any liability or obligation of Seller of any kind, nature or description whatsoever, fixed or contingent, inchoate or otherwise (collectively, “Retained Liabilities”), including the following:

(a)  any liability based on tortious or illegal conduct, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by Seller, or alleged to have been made by Seller, or which is imposed or asserted to be imposed by operation of law, in connection with any service performed or product sold by or on behalf of Seller, or any claim seeking recovery for consequential or special damage or lost revenue or income;

(b)  any liability or obligation to creditors, lenders, customers, vendors, lessors, landlords, insurers, or suppliers, or others with whom Seller has or has had a business relationship, whether pursuant to a Contract or otherwise;

(c)  any liability or obligation to any current, former or future officer, director or stockholder of Seller;

(d)  any liability or obligation with respect to, or in connection with, the Excluded Assets;

(e)  any liability or obligation with regard to any federal, state, local or foreign income or other tax, including any interest or penalties thereon, (i) payable with respect to the Business, Seller or the Assets or (ii) incident to or arising as a consequence of the negotiation or consummation by Seller of this Agreement and the transactions contemplated hereby;

(f)  any liability or obligation to or in connection with any employees, agents or independent contractors (collectively, “Employees”) of Seller, whether or not employed by Seller or Purchaser after the Closing, or under any benefit arrangement with respect thereto;

(g)  any liability or obligation under any Contract pursuant to which either has acquired or is to acquire any assets or properties;

(h)  any liability or obligation of Seller arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, including fees and expenses of counsel, accountants, advisors and other experts; and/or

(i)  any other liability or obligation of Seller, whenever arising, whether absolute or contingent, inchoate or otherwise.

1.4.2  Assumed Obligations. As of the Closing, subject to the terms and conditions hereof, Purchaser shall assume and agree to discharge, perform and pay only the following obligations (the “Assumed Obligations”) as and when due: those obligations arising after the Closing Date under the Contracts described in Schedule 1.4.2 attached hereto, except that Purchaser shall not assume any obligation or liability to the extent that it arises out of or relates to, directly or indirectly, any action or inaction of Seller on or prior to the Closing Date.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller makes the following representations and warranties to Purchaser, each of which shall be deemed material, and Purchaser, in executing, delivering and consummating this Agreement, has relied upon the correctness and completeness of each of such representations and warranties:

2.1  Valid Corporate Existence; Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Seller has the corporate power and authority to carry on the Business as now conducted and to own its Assets. The Seller is not required to qualify as a foreign corporation in any jurisdiction in order to own its Assets or to carry on the Business as now conducted, and there has not been any claim by any jurisdiction to the effect that Seller is required to qualify or otherwise be authorized to do business as a foreign corporation therein. The copies of Seller's Certificate of Incorporation, as amended to date (certified by the Secretary of State of Georgia), and Seller’s By-Laws, as amended to date (certified by Seller's Secretary), which have been delivered to Purchaser or its counsel, are true and complete copies of those documents as in effect on the date hereof. The minute books of Seller, copies of which have been delivered to Purchaser or its counsel, contain accurate records of all meetings of its Board of Directors, any committees thereof and stockholders since Seller's incorporation, and accurately reflect all transactions referred to therein. The Seller uses the name “SpeedFactory” in the conduct of its business, however, Seller is not doing business under an assumed name which would require the filing of a Business Affidavit /Trade Name in the Superior Court of the State of Georgia.

2.2  Capitalization. The authorized capital stock of Seller and the record and beneficial ownership of all the presently issued and outstanding stock of Seller is set forth on Schedule 2.2 attached hereto. All of such issued and outstanding shares are duly authorized, validly issued, fully paid and nonassessable. There are no subscriptions, options, warrants, rights or calls or other commitments or agreements to which Seller or the Shareholder is a party, or by which any of them is bound, calling for the issuance, transfer, sale or other disposition of any class of securities of Seller, and there are no outstanding securities of Seller convertible into or exchangeable for, actually or contingently, shares of Common Stock or any other securities of Seller.

2.3  Subsidiaries. The Seller has not made any investment in, nor owns, any of the capital stock of, or any other proprietary interest in, any other corporation, partnership, limited liability company or other business entity.

2.4  Consents. Schedule 2.4 attached hereto sets forth a true and complete list of all consents of all Bodies and of other Persons required to be received by or on the part of Seller or the Shareholder to enable it or him, as the case may be, to enter into and carry out this Agreement and the transactions contemplated hereby, including the transfer to Purchaser of all of Seller’s right, title and interest in and to the Assets. All such requisite consents have been, or prior to the Closing will have been, obtained.

2.5  Authority; Binding Nature of Agreement. Seller has the power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors and stockholders of Seller, and no other corporate proceedings on the part of Seller are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of Seller, and is enforceable in accordance with its terms.

2.6  Financial Statements.

(a)  Seller has provided to Purchaser true and complete copies of the following financial statements of Seller, copies of which are attached hereto as Schedule 2.6:

(i)  unaudited financial statements as of December 31, 2005 and for the two (2) years then ended (the “Year-End Financial Statements”); and

(ii)  financial statements for each month during 2004 and 2005 (the “Monthly Financial Statements”).

(b)  The Year-End Financial Statements (i) are true and complete, (ii) are in accordance with the Books and Records of Seller, (iii) fairly present the financial position of Seller as of such date and the results of operations and cash flows of Seller for such year, and (iv) were prepared in conformity with United States generally accepted accounting principles (“GAAP”) consistently applied throughout the periods covered thereby.

(c)  The Monthly Financial Statements (i) are true and complete, (ii) are in accordance with the Books and Records of Seller, as the case may be, (iii) fairly present the financial position of Seller as of such date and the results of operations of each for each month reflected therein, and (iv) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby and on a basis that is consistent with the Year-End Financial Statements with respect to Seller.

2.7  Tax Returns. The federal and state tax returns of Seller for the years ended December 31, 2005, 2004, 2003 and 2002 (the “Tax Returns”), copies of which are attached hereto as Schedule 2.7, (a) are true and complete in all material respects, (b) are in accordance with the Books and Records of Seller, and (c) fairly present the financial position of Seller as of such year-end dates and the results of operations of each for such years. None of the revenues reflected on any of the Tax Returns relate to any business, operation or source other than the Business.

2.8  Liabilities. As of December 31, 2005 (the “Balance Sheet Date”), Seller had no debts, liabilities or obligations, contingent or absolute, inchoate or otherwise which are material, both singularly and in the aggregate, (collectively, “Liabilities”), other than those Liabilities reflected or reserved against in Seller's balance sheet as of such date (the “Balance Sheet”), and there was no basis for the assertion against Seller of any Liability not so reflected or reserved against therein. A copy of the Balance Sheet of each is attached hereto as Schedule 2.8.

2.9  Actions Since Balance Sheet Date. Since the Balance Sheet Date, except as set forth in Schedule 2.9 attached hereto, Seller has not:

(a)  incurred any Liability, except for those incurred in the ordinary and usual course of business consistent with past practice;

(b)  entered into, adopted or amended any bonus, profit sharing, compensation, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any Employee, or increased in any manner the compensation or fringe benefits of any Employee, granted any bonus, modified any compensation arrangement, or paid any benefit not required by any plan or arrangement as in effect as of the date hereof;

(c)  sold, leased, disposed of, assigned or acquired any assets, properties or rights, which are material, both singularly and in the aggregate, except in the ordinary and usual course of business consistent with past practice;

(d)  mortgaged, pledged or subjected to any Lien any assets, properties or rights, or permitted any assets, properties or rights to be subjected to any Lien;

(e)  acquired (by merger, consolidation, acquisition of stock or assets or otherwise) any Person or division thereof pursuant to which it acquired any assets, rights or properties;

(f)  suffered or incurred any material damage to, or destruction or loss of, any of its assets (whether or not covered by insurance);

(g)  received notice of termination of, or default under, any Contract;

(h)  made any change in its accounting methods or principles;

(i)  other than this Agreement and the transactions contemplated hereby, entered into, amended or terminated, or sent any notice of default with respect to, any Contract or otherwise took any action, or made any commitment, not in the ordinary and usual course of business and consistent with past practice; or

(j)  entered into or amended any Contract with respect to any of the foregoing which in the aggregate will have a Material Adverse Effect (as defined herein).

2.10  Adverse Developments. Since the Balance Sheet Date, there have been no material adverse changes in the assets, condition (financial or otherwise), operations, cash flow, business or prospects of Seller, there has been no act or omission on the part of Seller or others which would form the basis for the assertion against Seller of any material Liability, no other event has occurred which could be reasonably expected to have a material adverse effect upon the assets, condition (financial or otherwise), operations, cash flow, business or prospects of either (“Material Adverse Effect”), and neither of Seller nor the Shareholder has any Knowledge of any development or threatened development of a nature which could be reasonably expected to have a Material Adverse Effect.

2.11  Taxes. All taxes, including income, property, sales, use, utility, franchise, capital stock, excise, value added, employees' withholding, social security and unemployment taxes imposed by the United States, any state, locality or any foreign country, or by any other taxing authority, which have or may become due or payable by Seller, and all interest and penalties thereon, whether disputed or not, have been paid in full or adequately provided for by reserves shown in its books of account other than those that individually, or in the aggregate will have no Material Adverse Affect. All deposits required by law to be made by Seller or with respect to estimated income, franchise and employees' withholding taxes have been duly made; and all tax returns, including estimated tax returns, required to be filed have been duly and timely filed other than those that individually, or in the aggregate, will have no Material Adverse Effect. No sales or use taxes are required to be collected in connection with the operation of the Business. Seller nor the Shareholder is aware that any claim has ever been made by a Body in a jurisdiction where either does not file tax returns that it is or may be subject to taxation by that jurisdiction, and Seller has not received any notice, or request for information, from any such Body. Seller has not received any notice or request for information from the Internal Revenue Service or any other taxing authority in connection with any tax return or report filed by either nor is aware of any facts which, either individually or in the aggregate, could result in any Liability for tax obligations of either relating to periods ending prior to the Closing Date, in excess of the accrued liability for taxes shown on the Balance Sheet. No waivers of statutes of limitations have been given or requested with respect to either with regard to the payment of any taxes. Seller is an S corporation.

2.12  Intellectual Property. (a) Schedule 2.12(a) attached hereto sets forth a true and complete list and brief description of all material Intellectual Property owned or used by Seller in connection with the Business. Seller owns or has the right to use, pursuant to law, license, sublicense, agreement, or permission, all Intellectual Property, including any and all trademarks, trade names, domain names and web sites, necessary for the operation of the Business as presently conducted and as proposed to be conducted. Each item of Intellectual Property owned or used by each immediately prior to the Closing will be owned or available for use by Purchaser on identical terms and conditions immediately subsequent to the Closing. To the Seller’s knowledge, Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any Person, and Seller has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation, including any claim that either must license or refrain from using any Intellectual Property rights of any Person. To the Knowledge of Seller, no Person has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Seller. To the Seller’s knowledge, Seller has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

(b)  Except as set forth on Schedule 2.12(b), Seller (i) has not licensed or granted to any Person rights of any nature to use any Intellectual Property, (ii) pays, or is obligated to pay, royalties to any Person for use of any Intellectual Property, or (iii) is not otherwise a party to, or bound by, any Contract with regard to any Intellectual Property (the “Listed Intellectual Property Agreements”). A true and complete copy of each of the written Listed Intellectual Property Agreements has been delivered to Purchaser or its counsel. The Listed Intellectual Property Agreements are in full force and effect in accordance with their respective terms. Seller has in all material respects performed all obligations required to be performed by it to date under all of the Listed Intellectual Property Agreements. To Seller’s knowledge, Seller is not in default under any of the Listed Intellectual Property Agreements, and Seller has not received any notice or other communication of any dispute, default or alleged default thereunder which has not heretofore been cured or which notice or other communication has not heretofore been withdrawn. To the Knowledge of Seller, there is no default under any of the Listed Intellectual Property Agreements by any other party thereto or by any other Person bound thereunder. Each of the Listed Intellectual Property Agreements is freely assignable to Purchaser. No Listed Intellectual Property Agreement is in violation of applicable law.

2.13  Litigation; Claims; Compliance with Law. (a) Except as described in Schedule 2.13(a) attached hereto, there are no actions, suits, claims, proceedings or governmental investigations (collectively, “Actions”) relating to Seller or any of the Assets or the Business pending or, to the Knowledge of Seller, threatened, or any order, injunction, judgment, award or decree (collectively, “Decree”) outstanding, against Seller or against or relating to any of the Assets or the Business; and, to the Knowledge of Seller, there exists no basis for any such Action or Decree which would have a Material Adverse Effect.

(b)  Schedule 2.13(b) attached hereto sets forth for Seller for the current year and each of the preceding three (3) years a statement describing each claim over Five Hundred Dollars ($500) made by a third party against Seller or with respect to the Business or the Assets, whether or not such claim was submitted to Seller’s insurance carrier, including (i) the name of the claimant; (ii) the amount and a description of the claim; and (iii) the resolution of the claim.

(c)  Seller is not in violation of any law, regulation, ordinance, Decree, or other requirement of any Body, court or arbitrator relating to the Assets or the Business, the violation of which would have a Material Adverse Effect.

2.14  Real Property. Schedule 2.14 attached hereto sets forth a brief description of all real properties which are owned by, or leased to, Seller, and the terms of the respective leases, including the identity of the lessor, the rental rate and other charges, and the term of the lease. All uses of such real properties by Seller conform in all material respects to the terms of the leases relating thereto and conform in all material respects to all applicable building and zoning ordinances, laws and regulations. None of such leases may be expected to result in the expenditure of material sums for the restoration of the premises upon the expiration of their respective terms.

2.15  Agreements and Obligations; Performance. Except as listed and briefly described in Schedule 2.14 or Schedule 2.15 attached hereto (the “Listed Agreements”), Seller is not a party to, or bound by, any of the following:

(a)  Contract that cannot be terminated at will without penalty or premium or any continuing obligation or liability;

(b)  Contract of any kind with any officer, director or stockholder or any affiliate thereof;

(c)  Contract for the purchase, sale, lease or use of any equipment, materials, products, supplies, other personal property, or services in excess of $5,000 each, or $25,000 in the aggregate;

(d)  Contract for the purchase, sale, lease or use of any real property;

(e)  Contract of employment;

(f)  deferred compensation, bonus or incentive plan or Contract;

(g)  management or consulting Contract;

(h)  license or royalty Contract;

(i)  Contract relating to indebtedness for borrowed money;

(j)  union or other collective bargaining Contract;

(k)  Contract with any customer or supplier in excess of $5,000 each, or $25,000 in the aggregate;

(l)  Contracts relating to warranty or service obligations;

(m)  Contract which, by its terms, requires the consent of any party thereto to the consummation of the transactions contemplated hereby;

(n)  Contract containing covenants limiting the freedom of either to engage or compete in any line or business or with any Person in any geographical area;

(o)  Contract that contains a restrictive covenant on the part of either or another party thereto;

(p)  Contract or option relating to the acquisition or sale of any business;

(q)  option for the purchase of any asset, tangible or intangible;

(r)  power of attorney; or

(s)  other Contract which materially affects any of the Assets or the Business, whether directly or indirectly, or which was entered into other than in the ordinary and usual course of business consistent with past practice.

A true and correct copy of each of the written Listed Agreements and each form of Contract (the “Customer Contract”) between the Seller and its customers (the “Customers”) has been delivered to Purchaser or its counsel. (Additionally, to the extent a Customer Contract is a Listed Agreement, a true and correct copy of such Customer contract has been delivered to Purchaser or its counsel.) Seller has in all material respects performed all obligations required to be performed by it to date under all of the Listed Agreements and each Customer Contract. To the Knowledge of Seller, Seller is not in default under any of the Listed Agreements or Customer Contracts, and Seller has not received any notice or other communication of any dispute, default or alleged default thereunder which has not heretofore been cured or which notice or other communication has not heretofore been withdrawn. To the Knowledge of Seller, there is no default under any of the Listed Agreements or Customer Contracts by any other party thereto or by any other Person bound thereunder which singularly or in the aggregate would have a Material Adverse Effect. Each of the Listed Agreements or Customer Contracts is freely assignable to Purchaser. No Listed Agreement or Customer Contract is in violation of applicable law.

2.16  Ownership and Condition of Assets.

(a)  The Seller owns outright, and has good and marketable title to, all of the Assets (including all assets reflected in the Balance Sheet), free and clear of all Liens. The Assets constitute all assets, properties and rights necessary to permit Seller to conduct the Business as now conducted. None of the Assets to be transferred hereunder are subject to any restriction with regard to transferability. There are no Contracts with any Person to acquire any of the Assets or any rights or interest therein.

(b)  Attached hereto as Schedule 2.16 is a true and complete list of all Personal Property, including the location thereof. All Personal Property used by Seller in the conduct of the Business is in good operating condition, ordinary wear and tear excepted.

2.17  Permits and Licenses.

(a)  Schedule 2.17 attached hereto sets forth a true and complete list of all Permits from all Bodies held by Seller. Seller has all Permits of all Bodies required to carry on the Business as presently conducted and to offer and sell its services and products. All such Permits are in full force and effect.

(b)  To the Knowledge of Seller, no event has occurred or circumstance exists that may (with or without notice and/or lapse of time) (i) constitute or result, directly or indirectly, in a violation of or a failure to comply, in any material respect, with any term or requirement of any Permit or (ii) result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit.

(c)  Seller has not received any notice or other communication from any Body or any other Person regarding (i) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Permit or (ii) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Permit.

(d)  All applications required to have been filed for the renewal of Permits have been duly filed on a timely basis with the appropriate Bodies, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Bodies.

(e)  Seller is in compliance in all material respects with all requirements, standards and procedures of the Bodies which have issued such Permits.

2.18  Occupational Heath and Safety and Environmental Matters.

(a)  To the Knowledge of Seller, all operations of the Business have been conducted in compliance with all, and Seller is not liable in any respect for any violation of any, applicable federal, state or local laws or regulations pertaining to occupational health and safety and/or environmental matters, including any federal, state or local statute, regulation, ordinance, Decree, or other requirement of law relating to protection of human health or welfare or the environment or to the identification, transportation, handling, discharge, emission, treatment, storage, or disposal of any pollutant, contaminant, or hazardous or toxic substance or material (the “Environmental Laws”).

(b)  There is no Action pending or, to the Knowledge of Seller and the Shareholder, threatened or Known to be contemplated by any Body, in respect of or relating to the Assets or the Business with respect to occupational health and safety or environmental matters.

(c)  Seller has not received any notice or other communication of a possible claim or citation against or in respect of any real property owned or leased by Seller relating to occupational health and safety or environmental matters, and neither Seller nor the Shareholder has any Knowledge of any basis for any such claim or action.

(d)  To the Knowledge of Seller, no substance identified or regulated pursuant to any Environmental Law, including any hazardous substance, hazardous waste, toxic substance, pollutant, contaminant or petroleum or any fraction thereof (“Hazardous Substance”), has come to be located on, at, beneath, or near any real property currently or, to the Knowledge of Seller, formerly owned, operated, leased, or used by Seller.

(e)  To the Knowledge of Seller, no real property currently or, to the Knowledge of Seller, formerly owned, operated, leased, or used by Seller contains or formerly contained any underground or aboveground storage tank, surface impoundment, landfill, land disposal area, polychlorinated biphenyls, asbestos or urea formaldehyde insulation.

(f)  Seller has not disposed of, transported or arranged for the disposal or transportation of any Hazardous Substance at or to any facility at which, to the Knowledge of each and the Shareholder, there has been a release or threatened release of a Hazardous Substance.

(g)  To the Knowledge of Seller, no other Person with whom either has entered into a Contract for environmental matters is or has been the subject of any Action arising out of the substance of the transaction to which such Contract relates and involving the violation or alleged violation of any Environmental Law or the disposal, arrangement for the disposal, release or threatened release of any Hazardous Substance.

(h)  Seller has not, by Contract or otherwise, assumed any Liability of, or duty to indemnify, any other Person for any claim, damage or loss arising out of the use, treatment, storage or disposal of any Hazardous Substance.

(i)  To the Knowledge of Seller, no Hazardous Substance has migrated from any real property currently or formerly owned, operated, leased or used by either to any other real property, nor to the Knowledge of Seller, has any Hazardous Substance migrated from any other real property onto any real property owned, operated, leased or used by Seller.

(j)  To the Knowledge of Seller, there is no condition in existence on or at, or, beneath or near, any real property owned, leased or used by Seller which could give rise to any claim against, liability of, or loss by, Seller pursuant to Environmental Laws.

2.19  Interest in Assets. No Person other than Seller owns any asset, property or right, tangible or intangible, used in or related, directly or indirectly, to the Business.

2.20  Compensation Information. Schedule 2.20 attached hereto contains a true and complete list of the names and current salary rates of, bonus commitments to, and other compensatory arrangements with, all present officers and Employees of Seller.

2.21  Employee Benefit Plans.

(a)  Schedules 2.21 (b), (c) and (d) attached hereto include a list of all of the “pension” and “welfare” benefit plans (within the respective meanings of Sections 3(2) and 3(1) of the Employee Retirement Income Security Act of 1974, as amended) maintained by Seller or to which Seller makes employer contributions with respect to its Employees (collectively, the “Employee Benefit Plans”), a true and complete copy of each of which has been delivered to Purchaser or its counsel.

(b)  All of the pension and profit sharing plans maintained by Seller (herein collectively referred to as the “Pension Plans”) are listed in Schedule 2.21(b).

(c)  All of the pension plans not maintained by Seller but to which Seller makes employer contributions with respect to its Employees (herein collectively referred to as the “Other Pension Plans”) are listed in Schedule 2.21(c). Each of the Other Pension Plans is a “multiemployer plan” (within the meaning of section 3(37) of ERISA), but Seller is not a “substantial employer” (within the meaning of section 4001(a)(2) of ERISA) with respect to any of the Other Pension Plans.

(d)  All of the welfare plans maintained by Seller or to which it makes employer contributions with respect to its Employees (herein collectively referred to as the “Welfare Plans”) are listed in Schedule 2.21(d).

(e)  There are no Actions pending or, to the Knowledge of Seller and the Shareholder, threatened, and neither Seller nor the Shareholder has any Knowledge of any facts which could give rise to any Action, against any of the Pension Plans, or (with respect to the participation of Seller therein) against any of the Other Pension Plans or Welfare Plans, or against Seller with respect to any thereof.

(f)  Seller has performed in all material respects all obligations required to be performed under each Employee Benefit Plan, and each Employee Benefit Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws.

(g)  There are no vested and unfunded benefits under any of the Employee Benefit Plans.

2.22  No Breach. Neither the execution and delivery of this Agreement by Seller, nor compliance by Seller with any of the provisions hereof, nor the consummation of the transactions contemplated hereby, will:

(a)  violate or conflict with any provision of the Certificate of Incorporation or By-laws of Seller or any resolution adopted by the Board of Directors or shareholders of Seller;

(b)  violate or, alone or with notice and/or the passage of time, result in the breach or termination of, or otherwise give any contracting party the right to terminate, or declare a default under, the terms of any Contract to which Seller is a party or by which Seller, or any of the Assets may be bound which singularly, or in the aggregate, will have a Material Adverse Effect;

(c)  contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by Seller or that otherwise relates to the Assets or the Business which singularly, or in the aggregate, will have a Material Adverse Effect;

(d)  result in the imposition or creation of any Lien upon any of the Assets;

(e)  violate any Decree against, or binding upon, Seller, or upon the Assets; or

(f)  violate any law or regulation of any jurisdiction relating to Seller, the Assets or the Business which singularly, or in the aggregate, will have a Material Adverse Effect.

2.23  Brokers. Other than New Commerce Communications, Inc. (whose fees and expenses shall be the sole responsibility of Seller), Seller has not engaged, consented to, or authorized any broker, finder, investment banker, agent or other Person to act on its behalf, directly or indirectly, as a broker, finder or agent in connection with the transactions contemplated by this Agreement.

2.24  Employment Relations.

(a)  Seller (i) is in compliance with all federal, state and other applicable laws, rules and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees, and has remitted such withholdings to the appropriate Body; (iii) is not liable for any arrears of wages, including vacation pay, overtime pay or pay equity adjustments or any taxes or any penalty for failure to comply with any of the foregoing; (iv) is not liable for any payment to any trust or other fund or to any Body, with respect to unemployment compensation benefits, Social Security, or other benefits for Employees (other than routine payments to be made in the normal course of business and consistent with past practice); (v) has properly reflected and accrued on its Books and Records all vacation pay for Employees; and (vi) has not engaged in any unfair labor practice.

(b)  There is not pending, or, to the Knowledge of Seller, threatened, any unfair labor practice charge or complaint against either by or before the National Labor Relations Board or any comparable state agency or authority.

(c)  There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of Seller, threatened.

(d)  No union represents any of the Employees and Seller is not aware of any union organization effort respecting the Employees.

(e)  No grievance or any arbitration proceeding arising out of or under any collective bargaining agreement is pending, and no claim therefor has been asserted against Seller.

(f)  No Action is now pending, and, to the Knowledge of Seller, no Person has made any claim or has threatened an Action, against Seller arising out of any law relating to discrimination against employees, sexual harassment or employment practices.

(g)  No collective bargaining agreement is currently in effect or being negotiated by Seller.

(h)  The Seller has not experienced any material labor difficulties during the last three (3) years.

2.25  Customers. Attached as Schedule 2.25 is a true and accurate summary of Sellers’ recurring revenues from Customers, listing the number of sale units to Customers Seller has as of the date hereof, categorized by the class and type of Customer (e.g., residential or business, T-1, DSL, etc.), and the charges payable by service type (e.g. monthly payments and other payments). Between the date hereof and Closing, Seller shall only have Customer connects and disconnects, if any, in the normal and ordinary course of business consistent with normal industry levels. The Closing Customer List (as hereinafter defined) shall, upon delivery to Purchaser, be true and complete.

2.26  Prior Names and Addresses. Since inception, except as set forth in Schedule 2.26 attached hereto, Seller has not used any business name or has had any business address other than its current name and the business address set forth in Section 12.7.

2.27  Insurance. Schedule 2.27 attached hereto sets forth a true and complete list and brief description of all policies of liability and other forms of insurance held by Seller. Such policies are valid, outstanding and enforceable policies, as to which premiums have been paid currently, and are with reputable insurers believed by Seller to be financially sound. To the Knowledge of Seller, there exists no state of facts, and no event has occurred, which might reasonably (a) form the basis for any claim against Seller not fully covered by insurance for liability on account of any express or implied warranty or tortious omission or commission, or (b) result in any material increase in insurance premiums.

2.28  Transactions with Directors, Officers and Affiliates. Except as set forth on Schedule 2.28 attached hereto, since January 1, 2002, there have been no transactions between Seller and any director, officer, Employee, stockholder or other affiliate of Seller or any spouse or other relative of any of such Persons. To the Knowledge of Seller and the Shareholder, since such date, none of the directors, officers, Employees, stockholders or other affiliates of Seller, or any spouse or relative of any of such Persons, has been a director or officer of, or has had any direct or indirect interest in, any Person with which since such date Seller has had a business relationship, or which has competed with or been engaged in any business of the kind being conducted by the Business.

2.29  Indebtedness Owed to Affiliates. No Indebtedness of Seller is owed to any affiliate of Seller.

2.30  Solvency. On the date hereof and at all times during the six (6) months immediately preceding the date hereof, Seller is and has been paying all of its Liabilities accruing with respect to or resulting from the conduct of the Business as the same shall become due and owing, and none of such payment obligations are past due or otherwise delinquent in any material respect. Immediately after the Closing, Seller (a) will be solvent (i.e., the sum of its debts will be less than all of its property, at a fair valuation), and (b) will be able to pay its current and anticipated debts as such debts mature. Seller is executing this Agreement in good faith, for fair value and without intent to hinder, delay or to defraud its present and future creditors.

2.31  Untrue or Omitted Facts. No representation, warranty or statement by Seller in this Agreement contains any untrue statement of a material fact, or omits to state a fact necessary in order to make such representations, warranties or statements not materially misleading. Without limiting the generality of the foregoing, there is no fact Known to either or the Shareholder that has had, or which may be reasonably expected to have, a Material Adverse Effect that has not been disclosed in this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser makes the following representations and warranties to Seller, each of which shall be deemed material, and Seller, in executing, delivering and consummating this Agreement, have relied upon the correctness and completeness of each of such representations and warranties:

3.1  Valid Existence. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Purchaser is the wholly-owned subsidiary of NextPhase Wireless, Inc., a Nevada corporation (“NextPhase”).

3.2  Consents. No consent of any Body or of any other Person is required to be received by or on the part of Purchaser to enable it to enter into and carry out this Agreement and the transactions contemplated hereby.

3.3  Authority; Binding Nature of Agreement. Purchaser has the power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Purchaser, and no other proceedings on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of Purchaser and is enforceable in accordance with its terms.

3.4  No Breach. Neither the execution and delivery of this Agreement nor compliance by Purchaser with any of the provisions hereof nor the consummation of the transactions contemplated hereby, will:

(a)  violate or conflict with any provision of the Certificate of Incorporation or By-laws of Purchaser or any resolution adopted by the Board of Directors or shareholders of Purchaser;

(b)  violate any Decree against, or binding upon, Purchaser; or

(c)  violate any law or regulation of any jurisdiction relating to Purchaser.

3.5  Brokers. Purchaser has not engaged, consented to, or authorized any broker, finder, investment banker or other third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

ARTICLE IV

PRE-CLOSING COVENANTS

4.1  Covenants of Seller. Seller hereby covenants that from and after the date hereof and until the Closing or earlier termination of this Agreement:

(a)  Access; Due Diligence Investigation. Seller shall afford to the officers, attorneys, accountants and other authorized representatives of Purchaser (collectively, “Representatives”) free and full access, during regular business hours and upon reasonable notice, to all of its books, records, personnel and properties so that Purchaser, at its own expense, may have full opportunity to make such review, examination and investigation as Purchaser may desire of Seller and its business and affairs. Seller will cause its Employees, accountants, attorneys and other agents and representatives to cooperate fully with said review, examination and investigation, and to make full disclosure to Purchaser of all material facts affecting Seller’s financial condition and business operations.

(b)  Conduct of Business. Seller shall conduct its business only in the ordinary and usual course consistent with past practices, and shall make no change in any of its business practices or policies with respect thereto without the prior written consent of Purchaser. Without limiting the generality of the foregoing, prior to the Closing, Seller will not, without the prior written consent of Purchaser:

(i)	amend its Certificate of Incorporation or By-Laws;

(ii)
enter into, adopt or amend any bonus, profit sharing, compensation, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any Employee, or increase in any manner the compensation or fringe benefits of any Employee, grant any bonus, modify any compensation arrangement, or pay any benefit not required by any plan or arrangement as in effect as of the date hereof;

(iii)
sell, lease, dispose of, assign or acquire any assets, properties or rights outside the ordinary course of business consistent with past practice or any assets, properties or rights which in the aggregate are material to Seller;

(iv)	mortgage, pledge or subject to any Lien any assets, properties or rights, or permit any assets, properties or rights to be subjected to any Lien;

(v)	acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company or other business organization or division thereof;

(vi)	enter into or amend any Contract other than in the ordinary course of business consistent with past practice; or

(vii)	enter into or amend any Contract with respect to any of the foregoing.

(c)  Insurance. Seller will maintain in force the insurance policies listed on Schedule 2.27 except to the extent that they are replaced with substantially equivalent policies reasonably satisfactory to Purchaser.

(d)  Liabilities. Seller will not incur any Liability, except for those Liabilities incurred in the ordinary and usual course of business consistent with past practice, without the prior written consent of Purchaser.

(e)  Preservation of Business. Seller will use its best efforts to preserve its business organization intact, keep available the services of their present Employees, preserve its Customer Contracts, and preserve its goodwill. Seller will use its best efforts to assist Purchaser in assuring that, following the Closing Date, to the extent deemed desirable by Purchaser in its sole discretion, all Employees of Seller shall become Employees of Purchaser; provided, however, that nothing herein shall require Purchaser to employ or retain any such Employees as of the Closing Date or for any period after the Closing Date.

(f)  No Breach.

(i)
Seller will (A) use its best efforts to assure that all of its representations and warranties contained herein are true as of the Closing as if repeated at and as of such time, that no material breach or default shall occur with respect to any of its covenants, representations or warranties contained herein that has not been cured by the Closing, and that all conditions to the obligation of Purchaser to enter into and complete the Closing are satisfied in a timely manner; (B) not voluntarily take any action or do anything which will cause a breach of or default respecting such covenants, representations or warranties or would impede the satisfaction of such conditions; and (C) promptly notify Purchaser of any event or fact which represents or is likely to cause such a breach or default or result in such an impediment.

(ii)
Without limiting the generality of the foregoing, Seller agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

(g)  Consents. Promptly following the execution of this Agreement, Seller will use its best efforts to obtain consents of any and all Bodies and other Persons necessary for the consummation of the transactions contemplated by this Agreement.

(h)  No Negotiations. For so long as this Agreement shall remain in effect, Seller shall not directly or indirectly, (i) solicit or initiate discussions, engage in negotiations, or continue any discussions or negotiations that heretofore have taken place, with any Person (“Potential Offeror”) (whether such negotiations are initiated by any of them or otherwise), other than Purchaser, with respect to the possible acquisition or refinancing of any interest in, or with regard to, Seller or the Assets, whether by way of merger, acquisition of assets, acquisition of stock or other equity interest or otherwise (a “Potential Transaction”), (ii) provide any information with respect to Seller, the Business or the Assets to any Person, other than Purchaser, in connection with a Potential Transaction, or (iii) enter into any Contract with any Person, other than Purchaser, concerning or relating to a Potential Transaction. If, subsequent to the date hereof, Seller or the Shareholder or any officer, director, Employee, or representative of Seller receives any unsolicited offer or proposal to enter into negotiations relating to a Potential Transaction, they shall immediately notify Purchaser of such fact and shall return any such written offer to such Potential Offeror.

(i)  At or prior to Closing, the Seller shall deliver to Purchaser all information required by Section 2.25 hereof, to the extent not previously furnished to the Purchaser in Schedule 2.25.

4.2  Covenants of Purchaser. Purchaser hereby covenants that from and after the date hereof and until the Closing or earlier termination of this Agreement:

(a)  No Breach.

(i)
Purchaser will (A) use its best efforts to assure that all of its representations and warranties contained herein are true as of the Closing as if repeated at and as of such time, that no material breach or default shall occur with respect to any of its covenants, representations or warranties contained herein that has not been cured by the Closing, and that all conditions to the obligation of Seller to enter into and complete the Closing are satisfied in a timely manner; (B) not voluntarily take any action or do anything which will cause a breach of or default respecting such covenants, representations or warranties or would impede the satisfaction of such conditions; and (C) promptly notify Seller of any event or fact which represents or is likely to cause such a breach or default or result in such an impediment.

(ii)
Without limiting the generality of the foregoing, Purchaser agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE V

CONDITIONS PRECEDENT TO THE
OBLIGATION OF PURCHASER TO CLOSE

The obligation of Purchaser to consummate the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any one or more of which may be waived by Purchaser (except when the fulfillment of such condition is a requirement of law):

5.1  Representations and Warranties. All representations and warranties of Seller contained in this Agreement and in any schedule or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and complete as at the Closing Date, as if made at the Closing and as of the Closing Date.

5.2  Covenants. Seller shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

5.3  Certificate. Purchaser shall have received a certificate, dated the Closing Date, signed by an officer of Seller as to the satisfaction of the conditions contained in Sections 5.1 and 5.2 hereof.

5.4  Assignment and Bill of Sale; Assignment of Intellectual Property. Seller shall have executed and tendered to Purchaser an assignment and bill of sale, in form mutually satisfactory to the parties (the “Bill of Sale”), and an assignment of Intellectual Property rights, in form mutually satisfactory to the parties (the “Intellectual Property Assignment”), pursuant to which Seller shall convey to Purchaser all of their right, title and interest in and to the Assets, free and clear of all Liens.

5.5  Assignment and Assumption Agreements; Lease Assignments. Seller shall have executed and tendered to Purchaser an Assignment and Assumption Agreement, in form mutually satisfactory to the parties (collectively, the “Assignment and Assumption Agreements”), with regard to all executory Contracts included in the Assets to which Seller is a party and an Assignment of Lease, in form mutually satisfactory to the parties (collectively, the “Lease Assignments”), with regard to each real and personal property lease being assigned to Purchaser, in each case together with any required consent of the other party thereto.

5.6  Reserved.

5.7  Escrow Agreement. Seller and the Escrow Agent shall have executed and tendered to Purchaser the Escrow Agreement.

5.8  Due Diligence Investigation; Schedules. Purchaser shall have completed a due diligence investigation of Seller, the Business and the Assets, the results of which shall be satisfactory to Purchaser in its sole discretion. The information contained in any schedules provided by Seller pursuant to Section 12.5 hereof shall be satisfactory to Purchaser in its sole discretion.

5.9  Restrictive Covenant Agreement. Seller and Keith Green (the “Shareholder”) shall have executed and tendered to Purchaser a restrictive covenant agreement in, or substantially in, the form attached hereto as Exhibit 5.9 (collectively, the “Restrictive Covenant Agreement”).

5.10  Consulting Agreement. The Shareholder shall have executed and tendered to Purchaser or an affiliate thereof a consulting agreement in, or substantially in, the form attached hereto as Exhibit 5.10 (the “Consulting Agreement”).

5.11  No Material Adverse Developments. No material adverse change in the assets, liabilities, condition (financial or otherwise), operations, cash flows, business or prospects of Seller shall have occurred, no other event shall have occurred which could be reasonably expected to have a Material Adverse Effect, and no development shall have occurred, and there shall have been no threatened development, of a nature which could be reasonably expected to have a Material Adverse Effect.

5.12  Opinion. Purchaser shall have received a written opinion of counsel to Seller and the Shareholder, dated the Closing Date, in, or substantially in, the form attached hereto as Exhibit 5.12.

5.13  Financial Statements. Seller shall have delivered to Purchaser all financial statements required pursuant to Section 2.6 hereof, together with such financial statements as shall be required for Purchaser and/or NextPhase to comply with its reporting requirements under the securities laws.

5.14  Insurance. Seller shall have in full force the insurance policies listed on Schedule 2.27, and shall have delivered satisfactory evidence thereof to Purchaser.

5.15  Termination Statements. Purchaser shall have received the consent of all secured parties to file UCC-3 Termination Statements with regard to all outstanding Liens on the Assets, if any.

5.16  No Actions. No Action shall have been instituted, and be continuing before a court or before or by a Body, or shall have been threatened and be unresolved, to restrain or to prevent or to obtain any amount of damages in respect of the carrying out of the transactions contemplated hereby, or which might affect the right of Purchaser to own the Assets or to operate or control the Assets and the Business after the Closing Date, or which might have an adverse effect thereon.

5.17  Consents; Licenses and Permits. Seller and Purchaser shall have obtained all consents, licenses, permits, assignments and authorizations, of or from, as the case may be, all Persons, including Bodies, necessary for the performance by them of all of their obligations under this Agreement, including the transfer of the Assets as contemplated hereby, the operation of the Business following the Closing and such other consents, if any, necessary to prevent the occurrence of a breach under any Contract of either Seller or Purchaser with any Person.

5.18  Corporate Actions. All actions necessary to authorize the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby shall have been duly and validly taken, and Seller shall have full power and right to consummate the transactions contemplated by this Agreement.

5.19  Customers. At the Closing Seller shall have delivered to Purchaser an updated Schedule 2.25 with the names and addresses of each of its Customers as of the date preceding the Closing Date (the “Closing Customer List”).

5.20  Additional Documents. Seller shall have delivered all such certified resolutions, certificates and documents with respect to the Business and the Assets as Purchaser or its counsel may have reasonably requested.

5.21  Approval of Counsel. All actions, proceedings, instruments and documents required to carry out this Agreement, or incidental thereto, and all other related legal matters, shall have been approved as to form and substance by counsel to Purchaser, which approval shall not be unreasonably withheld or delayed.

ARTICLE VI

CONDITIONS PRECEDENT TO THE OBLIGATION OF
SELLER TO CLOSE

The obligation of Seller to consummate the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any one or more of which may be waived by Seller (except when the fulfillment of such condition is a requirement of law):

6.1  Representations and Warranties. All representations and warranties of Purchaser contained in this Agreement shall be true and complete as at the Closing Date, as if made at the Closing and as of the Closing Date.

6.2  Covenants. Purchaser shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

6.3  Certificate. Seller shall have received a certificate, dated the Closing Date, signed by an officer of Purchaser as to the satisfaction of the conditions contained in Sections 6.1 and 6.2 hereof.

6.4  Closing Payment. Purchaser shall have tendered to Seller the Closing Payment.

6.5  Escrow Payment. Purchaser shall have tendered to the Escrow Agent the Escrow Payment.

6.6  Assignment and Assumption Agreements; Lease Assignments. Purchaser shall have executed and tendered to Seller the Assignment and Assumption Agreements and the Lease Assignments.

6.7  Escrow Agreement. Purchaser and the Escrow Agent shall have executed and tendered to Seller the Escrow Agreement.

6.8  Consulting Agreement. Purchaser or an affiliate thereof shall have executed and tendered to the Shareholder the Consulting Agreement.

6.9  No Actions. No Action shall have been instituted, and be continuing, before a court or by a Body, or have been threatened, and be unresolved, to restrain or prevent, or obtain any amount of damages in respect of, the carrying out of the transactions contemplated hereby.

6.10  Corporate Actions. All actions necessary to authorize the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby shall have been duly and validly taken, and Purchaser shall have full power and right to consummate the transactions contemplated by this Agreement.

6.11  Additional Documents. Purchaser shall have delivered all such certified resolutions, certificates and documents with respect to Purchaser as Seller or its counsel may have reasonably requested.

6.12  Approval of Counsel. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental thereto, and all other related legal matters, shall have been approved as to form and substance by counsel to Seller, which approval shall not be unreasonably withheld or delayed.

ARTICLE VII
CLOSING

7.1  Location; Closing Date. The closing provided for herein (the “Closing”) shall take place at the offices of NextPhase Wireless, Inc., 300 S. Harbor Blvd., Suite 500, Anaheim, California 92805, or at such other place or in such other manner as the parties hereto mutually agree, as soon as practicable following the satisfaction of the conditions set forth in Articles V and VI hereof, or at such place and on such date as may be mutually agreed to by the parties in writing. The date of the Closing is referred to in this Agreement as the “Closing Date.” The Closing will be deemed effective at 12:01 a.m. EST on the Closing Date (the “Effective Time”).

     ARTICLE VIII

CLOSING DELIVERIES

8.1  Items to be Delivered by Seller. At the Closing, Seller will deliver or cause to be delivered to Purchaser, any of which may be waived by the Purchaser:

(a)  the certificate required by Section 5.3 hereof;

(b)  the Bill of Sale and the Intellectual Property Assignment required by Section 5.4 hereof;

(c)  the Assignment and Assumption Agreements and the Lease Assignments required by Section 5.5 hereof;

(d)  the Escrow Agreement required by Section 5.7 hereof;

(e)  the Schedules required by Sections 5.8 and 12.5 hereof;

(f)  the Restrictive Covenant Agreement required by Section 5.9 hereof;

(g)  the Consulting Agreement required by Section 5.10 hereof;

(h)  the opinion of counsel required by Section 5.12 hereof;

(i)  the financial statements required by Section 5.13 hereof;

(j)  the evidence of insurance required by Section 5.14 hereof;

(k)  the UCC-3 Termination Statements and consents required by Section 5.15 hereof;

(l)  the Closing Customer List required by Section 5.19 hereof; and

(m)  certified copies of all actions necessary to authorize the execution of this Agreement by Seller and the consummation of the transactions contemplated hereby required by Section 5.20 hereof.

8.2  Items to be Delivered by Purchaser. At the Closing, Purchaser will deliver or cause to be delivered to Seller, or other parties set forth below, any of which may be waived by the Seller:

(a)  the certificate required by Section 6.3 hereof;

(b)  the Closing Payment required by Section 6.4 hereof;

(c)  the Escrow Payment required by Section 6.5 hereof to the Escrow Agent;

(d)  the Assignment and Assumption Agreements and the Lease Assignments required by Section 6.6 hereof;

(e)  the Escrow Agreement required by Section 6.7 hereof;

(f)  the Consulting Agreement required by Section 6.8 hereof;

(g)  the Closing Customer List required by Section 5.19 hereof; and

(h)  certified copies of all actions necessary to authorize the execution of this Agreement by Purchaser and the consummation of the transactions contemplated hereby required by Section 6.11 hereof.

     ARTICLE IX

POST-CLOSING MATTERS

9.1  Cooperation. During the one hundred eighty (180) day period following the Closing, Seller and the Shareholder shall cooperate with Purchaser in order to ensure an orderly transition.

9.2  Retained Liabilities. Seller agrees that all Retained Liabilities shall be satisfied by them following the Closing in a timely manner. Following the Closing, and until all Retained Liabilities have been fully satisfied and extinguished, Seller shall deliver to Purchaser a report by the tenth

(10th) day of each month which indicates the Retained Liabilities that have been satisfied during the previous month and the status of all outstanding Retained Liabilities.

9.3  Employee Benefits; WARN. (a) Seller shall be responsible for the payment of all wages, other remuneration and termination or severance amounts due to its Employees and for the provision of health plan continuation coverage in accordance with the requirements of COBRA.

(b)  No portion of the assets of any plan, fund, program or arrangement, written or unwritten, heretofore sponsored or maintained by Seller, including the Employee Benefit Plans (and no amount attributable to any such plan, fund, program or arrangement), shall be transferred to Purchaser, and Purchaser shall not be required to continue any such plan, fund, program or arrangement after the Closing Date. The amounts payable on account of all benefit arrangements shall be determined with reference to the date of the event by reason of which such amounts become payable, without regard to conditions subsequent, and Purchaser shall not be liable for any claim for insurance, reimbursement or other benefits payable by reason of any event which occurs prior to the Closing Date.

(c)  Seller shall be responsible for all obligations and liabilities under the Workers Adjustment and Retraining Notification Act of 1988, as amended, and each similar state law with respect to Employees by reason of their severance or other termination of employment by either on, prior to or following the Closing Date or the failure by Purchaser to hire any such Employees on or after the Closing Date.

9.4  Discontinuance of Assumed Names Subsequent to the Closing Date, neither Seller nor the Shareholder will use, or permit the use of, directly or indirectly, either of the names or “SpeedFactory”, or any variant thereof, or any name deceptively similar thereto.

9.5  Further Assurances. On and after the Closing Date, (a) upon the request of Purchaser, Seller shall take all such further actions and execute, acknowledge and deliver all such further instruments and documents as may be necessary or desirable to convey and transfer to, and vest in, Purchaser, and to protect Purchaser's right, title and interest in and to, and enjoyment of, the Assets intended to be assigned, transferred, conveyed and delivered pursuant to this Agreement, and (b) the parties shall take all such further actions and execute and deliver all such further instruments and documents as may be necessary or appropriate to carry out the transactions contemplated by this Agreement.

9.6  Power of Attorney. Without limitation of any provision of this Agreement, effective upon the Closing Date, Seller constitutes and appoints Purchaser and its successors and assigns, and each of them, the true and lawful attorney of Seller, with full power of substitution, in their own names or in the name of Seller, but for their own benefit and at their own expense, (i) to institute and prosecute all proceedings which any of them may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Assets transferred or intended to be transferred to Purchaser hereunder, and to do all such acts and things in relation thereto as any of them shall deem advisable, and (ii) to take all actions which they may deem proper in order to provide for them the benefits under any claims, Contracts, licenses, commitments, sales orders, purchase orders or other documents or instruments transferred or intended to be transferred to Purchaser hereunder. Seller acknowledges that the foregoing powers are coupled with an interest and shall not be revocable in any manner or for any reason.

   ARTICLE X

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

10.1  Survival. The representations and warranties contained in this Agreement shall survive the Closing for a period ending on the later of (a) the eighteen (18) month anniversary of the Closing Date or (b) the date that NextPhase completes its first audit after the Closing Date of its consolidated financial statements that includes the operations of Seller’s business acquired hereunder, with the exception of those set forth in Sections 2.11, 2.13, 2.18 and 2.21 which shall survive until the expiration of the applicable statute of limitations period and those set forth in Sections 2.1, 2.3, 2.4, 2.5, 2.22, 3.1, 3.2, 3.33 and 3.4 which shall survive the Closing for an indefinite period (collectively, the “Survival Period”). Any claim relating to any such representation or warranty shall continue after the expiration of the Survival Period until such claim is resolved and satisfied if the party entitled to such indemnification has provided to the party required to provide such indemnification prior to such expiration date a Claim Notice (as hereinafter defined).

10.2  Indemnification.

10.2.1  General Indemnification Obligation of Seller. From and after the date hereof, Seller will reimburse, indemnify and hold harmless Purchaser and its directors, officers, employees, shareholders, affiliates, successors and assigns (an “Indemnified Purchaser Party”) against and in respect of any and all Actions, damages, losses, deficiencies, liabilities, assessments, fines, devaluation in investment, costs and expenses, including court costs, costs and expenses of investigation and reasonable attorneys fees (collectively, “Losses”), incurred or suffered by any Indemnified Purchaser Party that result from, relate to or arise out of:

(a)  any and all Retained Liabilities, including the following:

(i)
any and all Liabilities of either that either (A) are existing on the Closing Date or (B) arise out of, or result from or relate to, any transaction entered into, or any state of facts existing, prior to or at the Closing Date which are imposed on an Indemnified Purchaser Party as a result of or in connection with the transactions contemplated in this Agreement; and

(ii)
any and all claims against any Indemnified Purchaser Party that relate to the Assets or the Business in which the principal event giving rise thereto occurred on or prior to the Closing Date or which result from or arise out of any action or inaction on or prior to the Closing Date of Seller or any director, officer, Employee, shareholder, agent or representative of Seller, or the Shareholder;

(b)  any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of Seller and/or the Shareholder under this Agreement; and

(c)  any and all Actions, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees) incident to any of the foregoing or to the enforcement of this Section 10.2.1.

10.2.2  General Indemnification Obligation of Purchaser. From and after the date hereof, Purchaser will reimburse, indemnify and hold harmless Seller and its directors, officers, employees, shareholders, affiliates, successors and assigns (an “Indemnified Seller Party”) against and in respect of any and all Losses incurred or suffered by any Indemnified Party that result from, relate to or arise out of:

(a)  the Assumed Obligations;

(b)  any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of Purchaser under this Agreement; and

(c)  any and all Actions, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees) incident to any of the foregoing or to the enforcement of this Section 10.2.2.

10.2.3  Method of Asserting Claims.

(a)  In the event that any claim or demand (collectively, “Claim”) for which Seller would be liable to an Indemnified Purchaser Party hereunder is asserted against or sought to be collected from an Indemnified Purchaser Party by a third party, the Indemnified Purchaser Party shall notify Seller of the Claim, specifying the nature of the Claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of the Claim) (the “Claim Notice”). Seller shall thereupon, at its sole cost and expense, defend the Indemnified Purchaser Party against the Claim with counsel reasonably satisfactory to the Indemnified Purchaser Party.

(b) Seller shall not without the prior written consent of the Indemnified Purchaser Party, consent to the entry of any judgment against the Indemnified Purchaser Party or enter into any settlement or compromise which does not include, as an unconditional term thereof (i.e., there being no requirement that the Indemnified Purchaser Party pay any amount of money or give any other consideration), the giving by the claimant or plaintiff to the Indemnified Purchaser Party of a release, in form and substance satisfactory to the Indemnified Purchaser Party, from all liability in respect of the Claim. If any Indemnified Purchaser Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If, in the reasonable opinion of the Indemnified Purchaser Party, (i) the use of counsel chosen by Seller would present such counsel with a conflict of interest, or (ii) the actual or potential defendants in, or targets of, any such action include both the Indemnified Purchaser Party and Seller, and the Indemnified Purchaser Party shall have reasonably concluded that there may be legal defenses available to it which are different from or in addition to those available to Seller, or (iii) any Claim, or the litigation or resolution of any such Claim, involves an issue or matter which could reasonably have a material adverse effect on the business, operations, assets, properties or prospects of the Indemnified Purchaser Party or any one or more of its affiliates, then, in each case, the Indemnified Purchaser Party shall have the right to control the defense or settlement of any such Claim, and its costs and expenses shall be included as part of the indemnification obligation of Seller hereunder; provided, however, that the Indemnified Purchaser Party shall not settle any such Claim without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed. If the Indemnified Purchaser Party should elect to exercise such right to control the defense or settlement of any such Claim, Seller shall have the right to participate in, but not control, the defense or settlement of such Claim at its sole cost and expense.

(c) In the event an Indemnified Purchaser Party should have a claim against Seller hereunder that does not involve a Claim being asserted against or sought to be collected from it by a third party, the Indemnified Purchaser Party shall send a Claim Notice with respect to such claim to Seller. If Seller does not notify the Indemnified Purchaser Party, within ten (10) days from receipt of the Claim Notice, that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of Seller hereunder.

(d) All claims for indemnification by an Indemnified Seller Party under this Agreement shall be asserted and resolved under the procedures set forth hereinabove by substituting in the appropriate place “Indemnified Seller Party” for “Indemnified Purchaser Party” and variations thereof, and “Purchaser” for “Seller and the Shareholder” and variations thereof, as applicable.

10.3  Limitations on Indemnification. Notwithstanding anything to the contrary in this Agreement, neither party will be obligated to provide to the other party any indemnification for Losses suffered by such other party pursuant to Claims under Section 10.2.1 or 10.2.2, as the case may be, unless the amount (a) per single Claim exceeds Five Thousand Dollars ($5,000), or (b) for all Claims in the aggregate exceeds Fifty Thousand Dollars ($50,000), in which case the indemnifying party will be liable to the other party for the entire amount of the Losses. Notwithstanding anything to the contrary in this Agreement, Seller shall not be obligated to provide to Purchaser any indemnification for Losses suffered by Purchaser pursuant to Claims under Section 10.2.1 in an aggregate amount in excess of Three Hundred Thousand Dollars ($300,000).

10.4  Payment; Right of Setoff. Upon the determination of liability under this Article X, the appropriate party shall pay to the other, within ten (10) days after such determination, the amount of any claim for indemnification made hereunder.

10.5  Escrow. In the event that a Claim Notice is sent pursuant to this Article X prior to the release to and/or Purchaser of all funds held pursuant to the Escrow Agreement, the amount of the Claim shall be withheld by the Escrow Agent from any amounts otherwise deliverable to the indemnifying party until the Claim is resolved in accordance with the terms of the Escrow Agreement, and then shall be delivered only in a manner consistent with such resolution.

10.6  Other Rights and Remedies Not Affected. The indemnification rights of the parties under this Article X are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty, failure to fulfill any agreement or covenant hereunder on the part of any party hereto, or otherwise, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

     ARTICLE XI

TERMINATION AND WAIVER

11.1  Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions provided for herein abandoned at any time prior to the Closing:

(a)  by mutual consent of Purchaser and Seller;

(b)  by Purchaser, if any of the conditions set forth in Article V hereof shall not have been fulfilled on or prior to April 15, 2006 (the “Outside Date”), or shall become incapable of fulfillment, in each case except as such shall have been the result, directly or indirectly, of any action or inaction by Purchaser, and shall not have been waived; or

(c)  by Seller, if any of the conditions set forth in Article VI hereof shall not have been fulfilled on or prior to the Outside Date, or shall have become incapable of fulfillment, in each case except as such shall have been the result, directly or indirectly, of any action or inaction by Seller or any shareholder of Seller, and shall not have been waived.

If this Agreement is terminated as described above, this Agreement shall be of no further force and effect, without any liability or obligation on the part of any of the parties except for any liability which may arise as a result of a party's breach of any representation, warranty, covenant or agreement in this Agreement or its failure to consummate the transactions contemplated hereby notwithstanding the satisfaction of its conditions to close.

11.2  Waiver. Any condition to the performance of the parties which legally may be waived on or prior to the Closing Date may be waived at any time by the party or parties entitled to the benefit thereof by an instrument in writing executed by the relevant party or parties. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of the breach of any term, covenant, representation or warranty contained in this Agreement as a condition to such party's obligations hereunder shall release or affect any liability resulting from such breach, and no waiver of any nature, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of any breach of any other term, covenant, representation or warranty of this Agreement.

     ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1  Expenses. Except as expressly provided otherwise herein, each of the parties shall bear its own expenses in connection with this Agreement and the other transactions contemplated hereby.

12.2  Publicity; Confidentiality. The parties agree that no publicity, release or other public announcement concerning the transactions contemplated by this Agreement shall be issued by any party without the advance approval of both the form and substance of the same by each of the parties hereto. The parties agree further that neither the terms of this Agreement nor any other transaction contemplated hereby shall be divulged to any Person without the written consent of Seller and Purchaser, and such terms shall be divulged only to such of their Employees and representatives who shall have a “need to know,” in each case except to the extent that such terms have been publicly released in accordance with the provisions hereof. Notwithstanding the foregoing, Purchaser and/or NextPhase may disclose the terms of this Agreement and the other transactions contemplated hereby as required by law.

12.3  Sales, Transfer and Documentary Taxes. Seller, jointly and severally, on the one hand, and Purchaser, on the other hand, shall share equally all federal, state and local sales, documentary and other transfer taxes, if any, due as a result of the purchase, sale and transfer of the Assets in accordance herewith, whether imposed by law on or Purchaser, and each party shall indemnify, reimburse and hold harmless the other in respect of the liability for payment of or failure to pay any such taxes. Seller and Purchaser shall cooperate in making and completing in a timely manner all filings, returns, reports and forms as may be required to comply with the foregoing.

12.4  Equitable Relief. The parties acknowledge and agree that, in the event any party shall violate or threaten to violate any of the restrictions of Article IV or Section 12.2 hereof, the aggrieved party will be without an adequate remedy at law and will, therefore, be entitled to enforce such restrictions by preliminary, temporary or permanent injunctive or mandatory relief in any court of competent jurisdiction without the necessity of proving damages, without the necessity of posting any bond or other security, and without prejudice to any other rights and remedies which it may have at law or in equity.

12.5  Entire Agreement; Schedules. This Agreement, including the schedules and exhibits attached hereto, which are a part hereof, constitutes the entire agreement of the parties with respect to the subject matter hereof. The representations, warranties, covenants and agreements set forth in this Agreement and in the financial statements, schedules or exhibits delivered pursuant hereto constitute all the representations, warranties, covenants and agreements of the parties and upon which the parties have relied, and shall not be deemed waived or otherwise affected by any investigation made by any party hereto. No change, modification, amendment, addition or termination of this Agreement or any part thereof shall be valid unless in writing and signed by or on behalf of the party to be charged therewith. The parties acknowledge that no schedules have been attached to this Agreement and that, subject to Section 5.8 hereof, Seller shall have the right to provide the schedules to this Agreement from time to time prior to the Closing.

12.6  Construction. As used in this Agreement, the word “including” and its variants shall mean “including, without limitation,” the masculine gender shall include the feminine and the neuter, the singular number shall include the plural, and vice versa. “Knowledge” of Seller or the Shareholder or the word “Know” as used in a similar context means the actual knowledge of Seller the Shareholder, or the Seller’s officers or directors, and such knowledge as Seller, the Shareholder, or the Seller’s officers or directors would have had after reasonable investigation or inquiry.

12.7  Notices. Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes when hand delivered or sent by certified or registered mail, return receipt requested and postage prepaid, overnight mail or courier, or telecopier as follows:

If to Purchaser, at:

300 S. Harbor Blvd., Suite 500
Anaheim, California 92805
Attn: Robert Ford, Chief Executive Officer
Telecopier Number: (714) 765-0015

With a copy to:

Certilman Balin Adler & Hyman, LLP
90 Merrick Avenue
East Meadow, New York 11554
Attn: Gavin Grusd, Esq.
Telecopier Number: (516) 296-7111

If to Seller, at:

Synkronus, Inc.
4343 Shallowford Rd., Suite B-2
Marietta, GA  30062
Attn: Keith Green
Telecopier number: (770) 261-7295
With a copy to:

Withrow McQuade & Olsen, LLP
3379 Peachtree Road NE, Suite 970
Atlanta, Georgia 30326
Attn: Scott Withrow, Esq.
Telecopier Number: (404) 814-0009

or at such other address as any party may specify by notice given to the other parties in accordance with this Section 12.7.

12.8  Choice of Law; Jurisdiction. This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of California, excluding choice of law principles thereof. Each of Seller and Purchaser irrevocably and unconditionally: (i) consents and submits for itself and its property in any action relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the federal courts located within the Central District of California and state courts located within the County of Orange in the State of California; (ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to or the Shareholder, as the case may be, at its address set forth in Section 12.7 of this Agreement or at such other address of which the sender shall have been previously notified in writing and in accordance with Section 12.7; and (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.

12.9  Jurisdiction and Venue. The exclusive jurisdiction and venue for any legal action arising under, out of, or relating to this Agreement shall be in the Superior Court of the State of California or the United States District Court in and for Orange County California.

12.10  Severability. In the event any clause, section or part of this Agreement shall be held or declared to be void, illegal or invalid for any reason, all other clauses, sections or parts of this Agreement which can be effected without such void, illegal or invalid clause, section or part shall nevertheless continue in full force and effect.

12.11  Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Purchaser’s rights and obligations under this Agreement may be assigned, without the prior written consent of the Seller, to any Person that acquires all or substantially all of the assets of Purchaser or to any affiliate of Purchaser; provided, however, that the assignee agrees in writing to be bound by the provisions hereof as they apply to Purchaser. Except as stated in the immediately preceding sentence, no party may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties. Seller may not assign any of its rights nor delegate any of its duties under this Agreement without the prior written consent of Purchaser.

12.12  Headings. The headings or captions under sections of this Agreement are for convenience of reference only and do not in any way modify, interpret or construe the intent of the parties or affect any of the provisions of this Agreement.

12.13  No Third Party Beneficiaries. Other than with respect to an assignee of Purchaser pursuant to the terms of Section 12.11 hereof, no Person not a party to this Agreement shall be entitled to rely upon or enforce any of the provisions of this Agreement.

12.14  Representation by Counsel; Interpretation. The parties acknowledge that they have been represented by counsel in connection with this Agreement and the transactions contemplated hereby.

Accordingly, any rule or law or any legal decision that would require the interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived by the parties. The provisions of this Agreement shall be interpreted in a reasonable manner to give effect to the intent of the parties hereto.

12.15  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one instrument.

12.16  Facsimile Signatures. Signatures hereon which are transmitted via facsimile shall be deemed original signatures.

12.17  WAIVER OF JURY TRIAL. THE PARTIES ACKNOWLEDGE THAT THE RIGHT TO A TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, BUT THAT THE RIGHT MAY BE WAIVED. THE PARTIES EACH KNOWINGLY, VOLUNTARILY, IRREVOCABLY AND WITHOUT COERCION, WAIVE ALL RIGHTS TO TRIAL BY JURY OF ALL DISPUTES BETWEEN THEM. NEITHER PARTY SHALL BE DEEMED TO HAVE GIVEN UP THIS WAIVER OF JURY TRIAL UNLESS THE PARTY CLAIMING THAT THIS WAIVER HAS BEEN RELINQUISHED HAS A WRITTEN INSTRUMENT SIGNED BY THE OTHER PARTY STATING THAT THIS WAIVER HAS BEEN GIVEN UP. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.

[Rest of the page is intentionally left blank. Signatures are on the following page.]

WITNESS the execution of this Agreement as of the date first above written.

SYNKRONUS, INC.

By: /s/ Keith Green

Print Name: Keith Green

Title: President

SPEEDFACTORY, INC.

By:/s/ Robert Ford

Print Name: Robert Ford

Title: Chief Executive Officer

Schedules

Schedule 1.3.3	Allocation of Purchase Price
Schedule 1.4.2	Assumed Obligations
Schedule 2.2	Capitalization
Schedule 2.4	Consents
Schedule 2.6	Financial Statements
Schedule 2.7	Tax Returns
Schedule 2.8	Balance Sheets
Schedule 2.9	Actions Since Balance Sheet Date
Schedule 2.12(a)	Intellectual Property
Schedule 2.12(b)	Listed Intellectual Property Agreements
Schedule 2.13(a)	Actions and Decrees
Schedule 2.13(b)	Claims
Schedule 2.14	Real Property
Schedule 2.15	Listed Agreements
Schedule 2.16	Personal Property
Schedule 2.17	Permits
Schedule 2.20	Compensation Information
Schedule 2.21(b)	Pension Plans
Schedule 2.21(c)	Other Pension Plans
Schedule 2.21(d)	Welfare Plans
Schedule 2.25	List of Customers
Schedule 2.26	Prior Names and Addresses
Schedule 2.27	Insurance
Schedule 2.28	Transactions with Directors, Officers and Affiliates

Exhibits

Exhibit 1.3.2(b)	Escrow Agreement
Exhibit 5.9	Restrictive Covenant Agreement
Exhibit 5.10	Consulting Agreement
Exhibit 5.12	Opinion